Exhibit 10.27

October 25, 2021

Said Esfahani

Dear Sy:
Welcome to Travel + Leisure Co.! We are pleased to confirm our verbal offer of employment with Wyndham Vacation Ownership, Inc. d/b/a Travel + Leisure Co. (collectively, “the Company”) as Chief Technology Officer with an employment commencement date of November 22, 2021, as further described in this letter. This position reports to me and is based in Orlando, Florida.
Your annual base salary, paid on a bi-weekly basis, will be $450,000. You will be eligible to participate in the Company’s Health and Welfare Benefits Program beginning on the first of the month after the commencement of your employment with the Company. After you complete one year of continuous service with the Company, you will be eligible to participate in the Company’s 401(k) plan. Additionally, attached is a brochure outlining our executive perquisites program which includes a company provided car and a deferred compensation program which allows for election within 30 days of commencing employment and provides a dollar-for-dollar match of up to six percent of your compensation as described in the Plan.
You will be eligible to participate in the Global 2022 Annual Incentive Plan (the “AIP”), provided that you meet our performance measures or other such criteria as the Company determines in its sole discretion.Your target award level will be 75% of your “eligible earnings” (as defined in the AIP), with your actual award amount determined based on the Company’s achievement of certain performance conditions. The AIP distribution typically occurs in the first quarter of the following year, with your entitlement to an AIP payment subject to your continued employment with the Company through the payment date.
You will be considered for a long term incentive award on an annual basis. The form of your long term incentive award is at the discretion of Travel + Leisure Co. Board of Directors’ Compensation Committee (“Compensation Committee”). The Company will recommend to the Compensation Committee that you be awarded a 2022 long term incentive award with a grant date fair value of $700,000, when the Compensation Committee meets in March 2022, provided you have commenced employment with the Company and remain employed as of such time. Award values are expected to vary in future years, and the terms and conditions of awards are subject to change without notice, are generally contingent upon such criteria as personal performance, scope of responsibility and Company financial performance, and are always subject to the approval of the Compensation Committee. Additionally subject to approval of the Compensation Committee, when your employment commences on November 22, 2021, you will be recommended for an additional initial award with a grant date fair value of $900,000 in the form of time-based Restricted Stock Units with one-third vesting each year beginning November 25, 2022.
Additionally, you will also receive a one-time cash sign-on bonus of $100,000 gross subject to normal witholdings to be paid back in full if voluntarily separating from the company within one year of your employment date. This sign-on bonus will be paid within the first 30 days of start date.
To assist with your relocation, you will be eligible for benefits included in Travel + Leisure Co.’s Executive Relocation Program. This program will be administered by Travel + Leisure Co.’s relocation partner, Mobility Services International (MSI). A relocation counselor will contact you to explain your specific benefits, assist with coordination of the services you require and answer any questions you may have. Please do not make any relocation-related commitments until you have spoken with your MSI Relocation Counselor. This plan is subject to your signing a two-year repayment agreement upon acceptance of this offer.

This offer is contingent upon (1) the satisfactory completion of a pre-employment background check and proof of complete COVID-19 vaccination to be provided as part of the onboarding process prior to start date1, (2) your ability to provide proof of your identity and authorization to work in the United States, and (3) approval by the Compensation Committee and the Board of Directors of the Company.
By accepting this offer and signing below (1) you acknowledge that this letter along with the attached Agreement, and any pre-hire documentation you have executed as well as any written agreement you may have executed post-hire set forth the entire agreement regarding your employment between you and the Company, and that there are not any oral agreements or understandings in place, (2) you agree that all earnings and other payments that the Company may pay to you (including, for example, salary and reimbursement of travel and business expenses) will be paid in the form of direct deposit to your authorized bank account, and (3) you certify that you are not a party to any agreements that would interfere with or restrict your ability to work for the Company, or you have obtained a release from any agreements you may be subject to.
As a condition of your hire and continued employment, you agree to maintain the confidentiality of the Company’s proprietary and confidential information which includes customer information. This obligation extends even after your employment ends; therefore you will be required to maintain the confidentiality of such information for an indefinite period of time.
We are looking forward to you joining our team! We sincerely believe that your decision to do so will result in a mutually rewarding relationship and successful future for both you and Travel + Leisure Co.
Sincerely,

Michael Brown
Chief Executive Officer

Please sign and return to me via email at Michael.Brown@travelandleisure.com no later than October 28, 2021 to indicate your acceptance of this offer.
Accepted by:    _/s/ Said Esfahani                     Date: 10-26-21
Said Esfahani

Attachment: Agreement

1 Complete vaccination is considered: (i) two doses of the Pfizer vaccine; (ii) two doses of the Moderna vaccine; or (iii) one dose of the Johnson and Johnson vaccine as authorized and/or approved by the U.S. Food and Drug Administration. If you require accommodation/exemption from this requirement, please notify Kim Marshall immediately.

October 25, 2021
Said Esfahani

Dear Mr. Esfahani:

We are pleased to confirm the terms and conditions of your employment with Wyndham Vacation Ownership, Inc. d/b/a Travel + Leisure Co. (the “Company”) as Chief Technology Officer effective as of November 22, 2021 (the “Effective Date”). This position reports to the Chief Executive Officer of the Company and will be located in Orlando, Florida.

Your bi-weekly base salary will be $17,307.70, which equates to an annualized base salary of $450,000. Your base salary will be subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion.

You will be eligible to participate in the Company’s annual incentive compensation plan as in effect from time to time (the “AIP”), with a target annual incentive compensation award opportunity equal to 75% of your eligible base salary, and with your actual annual incentive compensation award (if any) determined based upon the attainment of one or more performance goals established by the Committee. Your annual incentive compensation award will be paid to you at such time as shall be determined by the Committee, but in no event later than the last day of the calendar year immediately following the calendar year in which such annual incentive compensation award is earned.
You will be eligible for executive perquisites, which currently include a Company-provided automobile and financial planning assistance; however, our program is subject to change from time to time. In accordance with our reimbursement policy, as the same may be amended from time to time, the Company will reimburse all taxable business expenses to you on or before the last day of your taxable year following the taxable year in which the expenses are incurred.
Per the Company’s standard policy, this letter agreement (this “Agreement”) is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with the Company is at will, and either you or the Company may terminate your employment at any time, with or without Cause and with or without prior notice. For purposes of this Agreement, “Cause” means any of the following: (a) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness) as determined by the Company, (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by you against the Company or any subsidiary, (c) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) your gross negligence in the performance of your duties as determined by the Company, or (e) your purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements. Unless the Company reasonably determines in its sole discretion that your conduct is not subject to cure, then the Company will provide notice to you of its intention to terminate your employment for Cause hereunder, along with a description of your conduct which the Company believes gives rise to Cause, and provide you with a period of fifteen (15) days in which to cure such conduct and/or challenge the Company’s determination that Cause exists hereunder; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to Cause shall be made by the Company in its sole discretion; and (ii) the Company shall be entitled to immediately and unilaterally restrict or suspend your duties during such fifteen (15)-day period pending such determination.
In the event your employment with the Company is terminated by the Company other than for Cause (and not, for the avoidance of doubt, due to your death or your Disability (as such term is defined in the Company’s long-term disability plan)) (such termination, a “Qualifying Termination”), then subject to the terms and conditions set forth in this Agreement, you will receive cash severance pay in an amount equal to 200% multiplied by the sum of: (a) your then current base salary; plus (b) an amount equal to the highest annual incentive compensation award paid to you with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year in which your termination of employment occurs, but in no event shall the amount in clause (b) exceed your then target annual incentive compensation award. In the event you become entitled to severance pay under the circumstances described in this Agreement during the three (3) years following the Effective Date, the amount in clause (b) above shall be no less than your target annual incentive compensation award for the fiscal year in which your termination of employment occurs.
The severance pay will be paid to you in the form of a cash lump sum payment, less all applicable withholdings and deductions, in the first payroll period following the date on which the separation agreement referenced in the following paragraph becomes effective and non-revocable; provided that, to the extent your severance payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (collectively, “Code Section 409A”), your termination of employment must constitute a “separation from service” under Code Section 409A; provided, further, that in the event the period during which you are entitled to consider (and revoke, if applicable) such separation agreement spans two (2) calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (a) the end of the revocation period (assuming that you do not revoke) and (b) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), as and to the extent required for purposes of Code Section 409A; and provided, further, that the Company shall have the right to offset against such severance pay any then-existing documented and bona fide monetary debts you owe to the Company or any of its subsidiaries, to the extent permissible under Code Section 409A.

The above provision of severance pay is subject to, and contingent upon, your execution and non-revocation of a separation agreement, in such form as is determined by the Company, within sixty (60) days of your termination date. Such separation agreement will require you to release all of your actual and purported claims against the Company and its affiliates (including, without limitation, the Company’s affiliated individuals and entities).You will be eligible to continue to participate in the Company health plans in which you participate (medical, dental and vision) as of the date of termination through the end of the month in which your termination becomes effective. Following such time, you may elect to continue health plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and if you elect such coverage, the Company will reimburse you for the costs associated with such continuing health coverage under COBRA until the earlier of (i) eighteen (18) months from the coverage commencement date and (ii) the date on which you become eligible for health and medical benefits from a subsequent employer.
You agree that you will, with reasonable notice during or after your employment with the Company, furnish such information as may be in your possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. During your employment, you will comply in all respects with the Company’s Code of Conduct, policies, standards and guidelines. After your employment with the Company, you will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of your life in connection with your cooperation in such matters as provided for in this paragraph.
You recognize and acknowledge that all information pertaining to this Agreement or to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company and its affiliates. Access to and knowledge of certain of the Information is essential to the performance of your duties under this Agreement. You will not, during your employment with the Company or thereafter, except to the extent reasonably necessary in performance of your duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Information, except as may be required by law. You will not make use of the Information for your own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. You will also use your best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by you or otherwise coming into your possession, are confidential and will remain the property of the Company or its affiliates. You also acknowledge these continuing obligations after your employment under the Company’s Code of Conduct.
Nothing in this Agreement shall prohibit or restrict you or your attorney from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts you from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good-faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its affiliates that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
Upon a Qualifying Termination, you will be eligible to vest in and be paid a pro-rata portion of any performance-based long-term incentive award (excluding stock options and stock appreciation rights) that you may hold at the time of such Qualifying Termination, with such pro-ration based upon the portion of the full performance period during which you were employed by the Company, plus twelve (12) months (or, if the period of time remaining in the performance period is less than twelve (12) months, assuming your continued employment for the entire performance period remaining after your Qualifying Termination); provided that the performance goals applicable to the performance-based long-term incentive award are achieved. Payment of any such vested performance-based long-term incentive award will occur at the same time that payments in respect of such performance-based long-term incentive awards are paid to actively-employed employees generally. In addition, all long-term incentive awards that are not subject to performance-based vesting and that would have otherwise vested within the twelve (12)-month period following your Qualifying Termination will become vested upon your Qualifying Termination, and any such long-term incentive awards that are stock options or stock appreciation rights will remain outstanding for a period of two (2) years following your Qualifying Termination (but not beyond the original expiration date). The foregoing treatment will be subject to your timely execution and non-revocation of the separation agreement referenced above. This paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of any long-term incentive award (whether or not performance-based) in the event of a change in control of the Company or your death or disability, whether pursuant to an applicable equity incentive plan or award agreement.
Although the Company does not guarantee to you any particular tax treatment relating to any payments made or benefits provided to you in connection with your employment with the Company (or the termination thereof), it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” and (ii) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

You hereby acknowledge and agree to the dispute resolution provisions set forth in Appendix A attached hereto.

This Agreement has been executed and delivered in the State of Florida and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

We are excited to have you contribute to the success of our Company and look forward to having you as a member of our team.
Sincerely,
By:     Travel + Leisure Co.
/s/ Michael Brown
Name:    Michael Brown
Title:    Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:
/s/ Said Esfahani
Name:      Said Esfahani
 Date: November 22, 2021

APPENDIX A
1.You and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to your employment and/or relationship with the Company, including, without limitation, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, disability or any other protected characteristics under the law); any dispute, controversy or claim arising out of or relating to any agreements between you and the Company, including this Agreement, and any dispute as to the ability to arbitrate a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement, and nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with the Equal Employment Opportunity Commission (or local or state fair employment agencies) or the National Labor Relations Board.
2.Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute within the same statute of limitations period applicable to such Claims. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Florida, to JAMS, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”) then in effect, modified only as herein expressly provided. The arbitrator shall be selected in accordance with the JAMS Rules; provided, that, the arbitrator shall be an attorney (i) with at least ten (10) years of significant experience in employment matters and/or (ii) a former federal or state court judge. After the aforesaid twenty (20) days, either party, upon ten (10) days’ written notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The arbitrator will be empowered to award either party any remedy, at law or in equity, that the party would otherwise have been entitled to, had the matter been litigated in court; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
3.Each party to any dispute shall pay such party’s own expenses, including attorneys’ fees; provided, however, that the Company shall pay all reasonable costs, fees and expenses that you would not otherwise have been subject to paying if the Claim had been resolved in a court of competent jurisdiction.
4.The parties agree that this Appendix A has been included to rapidly, inexpensively and confidentially resolve any disputes between them, and that this Appendix A will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, except as otherwise provided in Paragraph 1 herein, other than (i) any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration from a court of competent jurisdiction, (ii) any action seeking interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules or (iii) post-arbitration actions seeking to enforce an arbitration award from a court of competent jurisdiction. IN THE EVENT THAT ANY COURT DETERMINES THAT THIS ARBITRATION PROCEDURE IS NOT BINDING, OR OTHERWISE ALLOWS ANY LITIGATION REGARDING A DISPUTE, CLAIM OR CONTROVERSY COVERED BY THIS AGREEMENT TO PROCEED, THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN OR WITH RESPECT TO SUCH LITIGATION.
5.The parties will keep confidential, and will not disclose to any person, except to counsel for either of the parties and/or as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof. Accordingly, you and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings,
Travel + Leisure Co.
6277 Sea Harbor Drive
Orlando, FL 32821
Phone: (407) 370-5200

except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration, or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).